Exhibit 3.1b

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Amendment to
Certificate of Designation
After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                   ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955) - After Issuance of Class or Series

1.    Name of Corporation:

Alto Group Holdings, Inc.

2.    Stockholder approval pursuant to statute has been obtained.

3.    The class or series of stock being amended:

Series B Preferred

4.    By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

i. each share of Series B Preferred Stock shall have 150,000 votes per share and shall be entitled to vote together with holders of common stock on all matters upon which such common stockholders may vote;

5.    Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6.            Signature: (required)

__/s/ Mark Klok_________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.                                                 Nevada Secretary of State NRS Amend Designation - After

Revised: 3-6-09